Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT dated as of December 30, 2013 is by and between WORLD ENERGY SOLUTIONS, INC., a Delaware corporation with its principal place of business at 100 Front Street, 20th Floor, Worcester, Massachusetts 01608 (the “Borrower”) and COMMERCE BANK & TRUST COMPANY, a Massachusetts banking corporation with an office at 386 Main Street, Worcester, Massachusetts 01608 (the “Lender”).

W I T N E S S E T H:

BACKGROUND. The Borrower has requested the Lender to lend it up to the sum of $2,500,000.00 on a revolving loan basis (the “Revolving Credit”) and the sum of $6,000,000.00 on a term loan basis (the “Term Loan”) (the Revolving Credit and the Term Loan hereinafter together referred to as the “Loans”), and the Lender is willing to do so upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.0 DEFINITIONS

1.01 As used herein:

“Accounts”, “Chattel Paper”, “Collateral”, “Commercial Tort Claims”, “Contracts”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Financial Assets”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit-Rights”, “Payment Intangibles”, “Promissory Notes”, “Supporting Obligations” and “Tangible Chattel Paper” shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as in effect from time to time in The Commonwealth of Massachusetts, if not otherwise defined in this Agreement.

“Actual EBITDA” shall mean the Borrower’s EBITDA tested on a rolling basis for the prior six (6) month period.

“Affiliate” means, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person.

“Agreement” means this Loan and Security Agreement (together with any and all schedules and exhibits attached from time to time hereto), as the same may from time to time be amended, modified or supplemented.

“Borrowing Base” means, at any time, the amount computed on the Borrowing Base Certificate most recently delivered to, and accepted by, the Lender in accordance with this Agreement and equal to the lesser of:

(A) $2,500,000.00; or

(B) The aggregate of (1) eighty percent (80%) of the billed Eligible Accounts of the Borrower, plus (2) eighty percent (80%) of the Eligible Unbilled Accounts, minus (3) any reductions attributable to the aggregate face amount of outstanding Letters of Credit as required by Section 2.04(B) herein.

“Borrowing Base Certificate” means a fully completed certificate in the form of Exhibit 1.01(A) to this Agreement, and to include the worksheets, supporting documentation and schedules as required by the Lender, certified by the chief financial officer of the Borrower to be correct and delivered to, and accepted by, the Lender pursuant to Section 2.02 or Section 6.01(B)(5).

“Business Day” means a day other than a Saturday, a Sunday, and a day on which commercial banks in Worcester, Massachusetts are authorized to close.

“Change of Control” means (A) a change in ownership, through purchase or otherwise (including the agreement to act in concert without anything more), by any Person or group of Persons acting in concert, directly or indirectly, in one or more transactions, of all or substantially all of the assets of the Borrower, except to a Subsidiary of the Borrower or (B) the failure of the Borrower to maintain beneficial ownership, directly or indirectly, of at least 100% of the Equity Interest in each Guarantor. For purposes of this definition, the terms “Person” and “group” shall include the meanings for such terms as used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not applicable, and “beneficial ownership” shall include the meaning of “beneficial owner” as that term is used in Rules 13d 3 and 13d 5 under the Exchange Act, whether or not applicable, and a Person shall be deemed to have “beneficial ownership” of all Equity Interests that such Person has the right to acquire (whether such right is exercisable immediately or with the passage of time or the occurrence of a contingency).

“Closing” has the meaning given to such term in Section 3.01.

“Collateral” has the meaning given to such term in Section 4.01.

“Current Assets” means, at any time, all assets that, in accordance with GAAP, should be classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Debt Service Coverage Ratio” means, during the applicable period, that quotient equal to (a) the aggregate of (A) (1) Operating Free Cash Flow, minus (2) unfunded capital expenditures, minus (3) dividends, divided by (B) the total of all scheduled payments of principal and interest on all indebtedness on the Loans, all Subordinated Indebtedness and capital equipment leases.

“Disbursement Authorization Letter” means a duly authorized and executed disbursement authorization letter from the Borrower to the Lender in the form of Exhibit 1.01(B) attached hereto and made a part hereof.

“EBITDA” means net income (loss) plus income tax expense, interest expense, depreciation and amortization expense plus non-cash or non-recurring items as approved by the Lender.

“Eligible Account” means, at any time, an Account that the Lender in its reasonable discretion, determines is eligible for inclusion in the Borrowing Base and that conforms and continues to conform to each of the following conditions:

(A) The Account arose from a bona fide outright sale of Goods by the Borrower or from services performed by the Borrower, and such Goods have been shipped to the appropriate account debtors or their designees (or the sale has otherwise been consummated), or the services have been performed for the appropriate account debtors;

(B) The Account is based upon an enforceable order or contract, written or oral, for Goods shipped or held or for services performed, and the same were shipped, held, or performed in accordance with such order or contract;

(C) The title of the Borrower to the Account and, except as to the account debtor, to any Goods is absolute and is not subject to any prior assignment, claim, lien, or security interest, except Permitted Liens;

(D) The amount shown on the books of the Borrower and on any invoice or statement delivered to the Lender is owing to the Borrower, less any partial payment that has been made thereon by anyone;

(E) The Account is not subject to any claim of reduction, counterclaim, set-off, recoupment, or any claim for credits, allowances, or adjustments by the account debtor because of returned, inferior, or damaged Goods or unsatisfactory services, or for any other reason, except for customary discounts not to exceed two percent (2%) allowed for prompt payment;

(F) The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the Goods or services from the sale of which the Account arose;

(G) INTENTIONALLY OMITTED;

(H) The Account is not more than sixty (60) days past due nor outstanding more than ninety (90) days from the date of the invoice therefor;

(I) The Account does not arise out of a contract with, or order from, an account debtor that, by its terms, forbids or makes void or unenforceable the assignment by the Borrower to the Lender of the Account arising with respect thereto;

(J) The Borrower has not received any note, trade acceptance, draft, or other Instrument with respect to, or in payment of, the Account, nor any Chattel Paper with respect to the Goods giving rise to the Account, unless, if any such Instrument or Chattel Paper has been received, the Borrower promptly notifies the Lender and, at the latter’s request, endorses or assigns and delivers the same to the Lender and the Lender accepts same;

(K) The Borrower has not received any notice of the death of the account debtor or a partner thereof; nor of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, the account debtor. Upon the receipt by the Borrower of any such notice, it will promptly give the Lender written advice thereof;

(L) The account debtor is not an officer, agent, employee, shareholder, director, Subsidiary or other Affiliate of, or a sales representative for, the Borrower; and

(M) The Lender has not deemed such Account ineligible because of uncertainty about the creditworthiness of the account debtor or because the Lender determines, in its reasonable discretion, otherwise reasonably considers the collateral value thereof to the Lender to be impaired or its ability to realize such value to be insecure.

In addition to the foregoing, Eligible Account shall mean any amount receivable by the Borrower under any insurance policy covering Goods which have, within the preceding forty-five (45) days, been damaged or destroyed by fire or other direct casualty loss, provided that a claim therefor has been made in compliance with such insurance policy, to the extent that such claim has not been in any way denied or contested by the insurer and provided that such insurer, if such insurer were an account debtor of the Borrower, would be a qualified account debtor under this Section.

The enumeration of the aforementioned conditions shall not in any way alter the right of the Lender, in its reasonable discretion, to exclude any Account from being an Eligible Account for any purposes hereunder.

In the event of any dispute under the foregoing criteria as to whether an Account is or has ceased to be an Eligible Account, the decision of the Lender shall control.

“Eligible Unbilled Account” means, at any time, an Account that satisfies all of the conditions necessary to be an Eligible Account hereunder, with the single exception that the Borrower has recognized the revenue with respect to such Account on its books in accordance with GAAP but has not billed the Account to the account debtor, and, for purposes of condition (H) of the definition of Eligible Account, the phrase “date revenue is recognized” shall be substituted for “date of invoice”.

“Equity Interest” means, with respect to the Borrower and the Guarantor, shares authorized, issued and outstanding as of the date of this Agreement and so long as any Obligations remain outstanding.

“Event of Default” has the meaning provided in Section 7.01.

“Financial Statements” means those financial statements presented to the Lender by the Borrower and the Guarantor in connection with the underwriting of the Loans as more particularly described in Exhibit 1.01(C) attached hereto.

“Financing Statements” means those certain Uniform Commercial Code Financing Statements duly authorized and authenticated by the Borrower and the Guarantor, and duly recorded or filed for the benefit of the Lender, as from time to time supplemented or amended.

“Fixed Assets” means, at any time, all assets (other than Current Assets) that should, in accordance with GAAP, be classified as assets on a consolidated balance sheet of the Borrower and its Subsidiaries.

“GAAP” means generally accepted accounting principles applied consistently, with such changes or modifications thereto as may be approved in writing by the Lender.

“Guarantor” means World Energy Securities Corp., a Massachusetts corporation with its principal place of business at 100 Front Street, Worcester, Massachusetts 01608, and the sole Subsidiary of the Borrower.

“Guarantor Security Agreement” means with respect to the Guarantor, a duly authorized and executed Security Agreement dated of even date herewith in the form of Exhibit 1.01(D) to this Agreement.

“Guaranty” means with respect to the Guarantor, a duly authorized and executed Unlimited Guaranty dated of even date herewith in the form of Exhibit 1.01(E) to this Agreement.

“Indebtedness” means, as to the Borrower or the Subsidiary, all items of indebtedness, obligation or liability whether joint or several, matured or unmatured, liquidated or liquidated, direct or contingent, including without limitation:

(A) All indebtedness guarantied, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(B) All indebtedness in effect guarantied, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell, or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to, or in any other manner invest in, the debtor;

(C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, should be reflected on the lessee’s balance sheet.

“Intellectual Property” means trademarks, service marks, trade names, trade styles, logos, goodwill, trade secrets, patents, applications, and licenses acquired under any statutory, common law or registration process in any state or nation at any time, or under any agreement executed with any person or entity at any time. The term “license” refers not only to rights granted by agreement from the owner of patents, trademarks, service marks and the like, but also to rights granted by a franchisor under a franchise or similar agreement. The foregoing enumeration is not intended as a limitation of the meaning of the word “license”.

“IP Security Agreement” means a duly authorized and executed Intellectual Property Security Agreement by and between the Borrower and the Lender in the form of Exhibit 1.0(F) attached hereto and made a part hereof, and the Financing Statements to be authenticated by each Borrower and duly filed for the benefit of the Lender, as from time to time supplemented or amended.

“Landlord’s Waiver” means the Landlord’s Consent and Waiver duly authorized and executed by each of the Borrower, the Lender and the landlord with respect to the premises at 100 Front Street, Worcester, Massachusetts, in the form of Exhibit 1.01(G) attached hereto and made a part hereof, as from time to time supplemented or amended.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any government or political subdivision or agency thereof, or of any court or similar entity established by any thereof.

“Letters of Credit” means any and all commercial or standby letters of credit or bank guarantees which may be issued by the Lender from time to time to third parties for the benefit of the Borrower pursuant to Section 2.04 of this Agreement.

“Loan Documents” includes this Agreement, the Notes, the IP Security Agreement, the Guaranty, the Guarantor Security Agreement, the Landlord’s Waiver, the Disbursement Authorization, the Subordination Agreement(s) and the documents, whether deliverable at or after the Closing, required pursuant to Articles 3.0 and 4.0, as from time to time modified, extended, supplemented or amended.

“Maturity Date” means, with respect to the Term Note, December 30, 2018 or such later date as is agreed to by the Lender in a written instrument executed by a duly authorized officer of the Lender.

“Notes” means each and both of the Revolving Credit Note and the Term Note.

“Obligations” is intended to be used in its most comprehensive sense and means the obligation of the Borrower or, as the context requires, the Guarantor to the Lender of whatever kind and description, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, due or to become due, or held or to be held by, the Lender for its own account or as agent for another or others, whether created directly or acquired by assignment or otherwise and howsoever evidenced, whether now existing or hereafter incurred or acquired and whether by way of loan, guaranty, discount, letter of credit, lease or otherwise, including without limitation, the following obligations:

(A) To pay the principal of, and interest on, the Notes in accordance with the terms thereof and to satisfy all other liabilities to the Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor.

(B) To repay to the Lender all amounts advanced by the Lender hereunder or otherwise on behalf of the Borrower or the Guarantor, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the Collateral;

(C) All obligations to reimburse the Lender in accordance with the terms of any and all agreements between the Lender and the Borrower with respect to any Letters of Credit and foreign exchange contracts for the amounts required to be paid on account of any and all such Letters of Credit and foreign exchange contracts issued by or executed by the Lender for the benefit of the Borrower.

(D) To perform and observe all covenants, agreements and undertakings of the Borrower or the Guarantor pursuant to the terms and conditions of this Agreement, the Notes, the other Loan Documents or any other agreement or instrument now or hereafter delivered to the Lender by the Borrower or the Guarantor;

(E) All obligations under any interest rate swap agreement, any cap, floor or hedging agreement or other similar agreement, or other financial agreement or arrangement designed to protect the Borrower against fluctuations in any interest rate charged by the Lender under the Notes or otherwise, including any obligations of the Borrower arising out of or in connection with any Automated Clearing House (“ACH”) Agreement relating to the processing of ACH transactions, together with all fees, expenses, charges and other amounts owing by or chargeable to the Borrower under any ACH Agreement;

(F) All obligations to reimburse the Lender, on demand, in connection with overdrafts and other amounts due to the Lender under any existing or future agreements relating to cash management services; and

(G) All obligations to reimburse the Lender, on demand, for all of the Lender’s expenses and costs, including without limitation the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder or related hereto, including, without limitation, any proceeding brought, or threatened, to enforce payment of any of the obligations referred to in the foregoing Paragraphs (A) through (F).

“Operating Free Cash Flow” shall mean net income (loss) plus interest plus depreciation and amortization plus share based compensation plus deferred income taxes plus any other non-cash items plus change in operating assets and operating liabilities plus deferred revenue plus net capital expenditures.

“Origination Fee” means a fee of $20,000.00 to be paid to the Lender by the Borrower at Closing.

“Perfection Certificate(s)” means a duly authorized and executed Perfection Certificate from each of the Borrower and the Guarantor in the form of Exhibit 1.01(H) to this Agreement.

“Permitted Investments” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from Standard & Poor’s Corporation or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.; (c) investments in certificates of deposit, bankers’ acceptances and time deposits (including Eurodollar time deposits) maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with (i) the Lender (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and is the principal banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from Standard & Poor’s Corporation or at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.; (d) investments in commercial paper maturing within one year from the date of acquisition thereof and issued by (i) the holding company of the Lender or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $1,000,000,000 and (B) commercial paper rated at least “A-2” or the equivalent thereof from Standard & Poor’s Corporation or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.; (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above; (f) investments in money markets funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.

“Permitted Liens” means:

(A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, that are not yet due and payable;

(B) Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions, or other social security programs;

(C) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance, or other similar bonds required in the ordinary course of business;

(E) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use;

(F) Liens in favor of the Lender;

(G) Existing liens set forth or described on Exhibit 1.01(I) attached hereto and made a part hereof;

(H) Purchase money security interests granted to secure not more than seventy-five percent (75%) of the purchase price of assets, the purchase of which does not violate this Agreement or any instrument required hereunder; and

(I) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business:

(1) Claims or liens for taxes, assessments, or charges due and payable and subject to interest or penalty;

(2) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and

(4) Adverse judgments on appeal.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court, or government or political subdivision or agency thereof.

“Prime Rate” means that rate of interest published from time to time in The Wall Street Journal (Eastern Edition) as the “Prime Rate” of interest.

“Projected EBITDA” shall mean the Borrower’s projected EBITDA, as approved by the Borrower’s Board of Directors and provided to the Lender no later than March 15 of the applicable fiscal year, and reviewed and approved by the Lender, tested on a rolling basis for the prior six (6) month period.

“Records” means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine readable language.

“Revolving Credit Note” means the promissory note referred to in Section 2.03(A).

“Revolving Credit Termination Date” means, with respect to the Revolving Credit Note, December 30, 2016, or such later date as is agreed to by the Lender in a written instrument executed by a duly authorized officer of the Lender.

“Subordinated Creditors” means the parties set forth on Exhibit 1.01(J) as the currently existing Subordinated Creditors.

“Subordinated Indebtedness” means all Indebtedness incurred at any time by the Borrower or any Subsidiary, the repayment of which is subordinated to the Loans in form and manner satisfactory to the Lender. All currently existing Subordinated Indebtedness is so specified in Exhibit 1.01(K).

“Subordination Agreement” means a duly authorized and executed Subordination Agreement with respect to any Subordinated Indebtedness, in the form attached hereto as Exhibit 1.01(L) and containing such provisions as are acceptable to the Lender.

“Subsidiary” means any Affiliate that is directly, or indirectly through one or more intermediaries, controlled by the Borrower or not less than 50% of the voting interest of which is owned, directly or through one or more intermediaries, by the Borrower and includes the Guarantor.

“Term Note” means the promissory note referred to in Section 2.03(B).

1.02 Accounting.

(A) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. To the extent any defined term states that it is determined “on a consolidated basis”, such consolidation shall be in accordance with GAAP applied on a consistent basis. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 820 on financial liabilities shall be disregarded.

(B) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement or any other Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE 2.0 THE LOANS

2.01 Disbursement of the Loans.

The Lender will credit the proceeds of the Revolving Credit from time to time, at the request of the Borrower and in accordance with the provisions of Section 2.02 of this Agreement to the Borrower’s deposit account with the Lender.

The Lender will disburse the Term Loan in accordance with the Disbursement Authorization Letter.

2.02 General Terms – the Revolving Credit.

Subject to the terms hereof, the Lender will lend the Borrower, or issue letters of credit for the account of the Borrower in, from time to time until the Revolving Credit Termination Date, such sums as the Borrower may request by reasonable same day notice to the Lender, received by the Lender not later than 11:00 A.M. of such day, but which shall not exceed, in the aggregate principal amount at any one time outstanding, the then existing Borrowing Base (the “Revolving Credit Commitment”). The Borrower shall provide the Lender with a duly executed Borrowing Base Certificate as of a date not less than two (2) Business Days prior to its first request for an advance on the Revolving Credit Note. The Borrower may borrow, repay without penalty or premium and reborrow hereunder, from the date of this Agreement until the Revolving Credit Termination Date, the lesser of the then existing Borrowing Base or the Revolving Credit Commitment in integral multiples of $50,000.00. It is the intention of the parties that the aggregate of amounts outstanding pursuant to the Revolving Credit and aggregate face amount of all Letters of Credit from time to time outstanding shall at no time exceed the amount of the then existing Borrowing Base, and if, at any time, an excess shall for any reason exist, the full amount of such excess, together with accrued and unpaid interest thereon as herein provided, shall be immediately due and payable in full.

2.03 The Notes.

(A) The Revolving Credit Commitment shall be evidenced by the Revolving Credit Note fully due and payable on the Revolving Credit Termination Date, in the form attached hereto as Exhibit 2.03(A).

(B) The Term Loan shall be evidenced by the Term Note fully due and payable on the Maturity Date, in the form attached hereto as Exhibit 2.03(B).

2.04 Letters of Credit.

(A) From time to time prior to the Revolving Credit Termination Date, the Lender shall issue Letters of Credit under the Revolving Credit, on account of the Borrower, subject to the following conditions:

(1)	No beneficiary shall be an Affiliate;

(2)	With respect to each Letter of Credit, the Borrower shall pay to the Lender a Letter of Credit fee per annum payable quarterly in advance, upon the maximum amount available under each outstanding Letter of Credit, at the initial rate of 1.75% per annum and, beginning as of June 30, 2014, at a rate to be determined semi-annually in accordance with the ratio of Actual EBITDA to Projected EBITDA in effect as set forth on the following grid:

Ratio of Actual EBITDA to Projected EBITDA	Letter of Credit Fee
> 1.50:1.00	1.25%
>1.25:1.00 but < 1.50:1.00	1.50%
<1.25:1.00	1.75%

(3)	In addition to the Letter of Credit Fee, the Borrower shall pay to the Lender a Letter of Credit Issuance Fee equal to 0.25% per annum, payable quarterly, on the aggregate face amount of such Letters of Credit, together with such other customary administrative fees and charges:

(4)	No such Letter of Credit shall have an expiration date which is later than the Revolving Credit Termination Date, unless otherwise agreed to by the Bank in its reasonable discretion, and in such case, the expiration date shall not exceed twelve (12) months beyond the Revolving Credit Termination Date;

(5)	Each such Letter of Credit shall be issued pursuant to such agreements and upon such terms and conditions as shall be required by the Bank;

(6)	No Event of Default shall have occurred and be continuing hereunder at the time of issuance of such Letter of Credit; and

(7)	The aggregate face amount of all Letters of Credit at any time outstanding shall not exceed $250,000.00.

(B) The Borrowing Base available from time to time shall be reduced by the aggregate face amount of all Letters of Credit at any time outstanding.

2.05	Interest Rate and Payments of Interest.

(A) Interest shall be paid as follows:

(1) Except as otherwise provided under Section 2.05(B), interest on the principal balance of each of the Loans from time to time outstanding will be payable at the rates of interest and in the manner set forth in each of the Notes.

(2) Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed, and shall be payable monthly in arrears on the first day of each month and at maturity, whether by acceleration or otherwise.

(B) All agreements between or among the Borrower, the Guarantor and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced by the Notes, this Agreement, or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced by the Notes, this Agreement, or otherwise, exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Notes shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of the Notes and this Agreement to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of the Notes or any of the other Loan Documents or other financing instruments executed in connection herewith at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balances evidenced by the Notes and not to the payment of interest. This provision shall control every other provision of all agreements between or among the Borrower, the Guarantor and the Lender.

2.06 Payment to the Lender.

The Lender shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower absent manifest error unless the Borrower notifies the Lender to the contrary within thirty (30) days of its receipt of any statement that it deems to be incorrect. Alternatively, at its reasonable discretion, the Lender may charge against any deposit account of the Borrower all or any part of any amount due hereunder.

ARTICLE 3.0 CONDITIONS PRECEDENT

The obligation of the Lender to make the Loans and issue any Letter of Credit is subject to the following conditions precedent:

3.01 Documents Required for the Closing.

The Borrower shall have delivered to the Lender, prior to the initial disbursement of the Loans (the “Closing”), the following:

(A) This Agreement duly executed by the Borrower;

(B) Each of the Notes duly executed by the Borrower;

(C) The IP Security Agreement duly executed by the Borrower;

(D) The Guaranty duly executed by the Guarantor;

(E) The Guarantor Security Agreement duly executed by the Guarantor;

(F) The Disbursement Authorization Letter duly executed by the Borrower;

(G) The Landlord’s Waiver duly executed by each of the Borrower, the Lender and the Borrower’s landlord;

(H) Subordination Agreements duly executed by each of the Borrower, the Lender and the Subordinated Creditors;

(I) Perfection Certificates duly executed by each of the Borrower and the Guarantor;

(J) The Financing Statements and other instruments required by Article 4.0;

(K) Satisfactory review of the field examination by the Lender;

(L) A copy, certified as of the date of the Closing, of resolutions of the board of directors of the Borrower, authorizing the execution, delivery, and performance of this Agreement, the Notes, the other Loan Documents, and each other document to be delivered pursuant hereto;

(M) A copy, certified as of the date of the Closing, of the bylaws of the Borrower;

(N) A certificate (dated the date of the Closing) of the corporate secretary or assistant secretary of the Borrower as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Notes, the other Loan Documents, and each other document to be delivered pursuant hereto;

(O) A copy, certified as of the most recent date practicable by the Secretary of the State of Delaware, of the Certificate of Incorporation of the Borrower, and all amendments thereto, together with a certificate (dated the date of the Closing) of the corporate secretary or assistant secretary of the Borrower to the effect that such Certificate of Incorporation have not been further amended since the date of the aforesaid certification of the Secretary of the State of Delaware;

(P) A copy, certified as of the most recent date practicable by the Secretary of The Commonwealth of Massachusetts, of the Foreign Corporation Certificate of the Borrower, and all amendments thereto, together with a certificate (dated the date of the Closing) of the corporate secretary or assistant secretary of the Borrower to the effect that such Foreign Corporation Certificate have not been further amended since the date of the aforesaid certification of the Secretary of The Commonwealth of Massachusetts;

(Q) Certificate of tax and corporate good standing dated as of the most recent date practicable, issued by the Secretary of State of the State of Delaware as to the tax good standing and the legal existence and good legal standing of the Borrower;

(R) Certificates, as of the most recent dates practicable, of the Secretary of The Commonwealth of Massachusetts and of the secretary of state of each other state in which the Borrower is qualified as a foreign corporation;

(S) A written opinion of the law firm of Mirick, O’Connell, DeMallie & Lougee, LLP, legal counsel for the Borrower and the Guarantor, dated the date of the Closing and addressed to the Lender, in form satisfactory to the Lender and its counsel;

(T) A certificate, dated the date of the Closing, signed by the chief executive officer or chief financial officer of the Borrower and to the effect that:

(1) The representations and warranties set forth in Section 5.01 are true as of the date of the Closing; and

(2) No Event of Default hereunder, and no event which, with the giving of notice or passage of time or both, would become such an Event of Default, has occurred as of such date;

(U) Copies of all documents evidencing the terms and conditions of any debt specified as Subordinated Indebtedness on Exhibit 1.01(K);

(V) Payment of the Origination Fee by the Borrower; and

(W) Any and all documents required to be executed in connection with any Letters of Credit being issued as of the Closing.

3.02 Documents Required for Subsequent Disbursements or issuance of Letters of Credit.

At the time of, and as a condition to, any disbursement of any part of the Loans or issuance of any Letter of Credit to be made by the Lender subsequent to the Closing, the Lender may require the Borrower to deliver to the Lender a certificate, dated the date on which any such disbursement is to be made, signed by the chief executive officer or chief financial officer of the Borrower, and to the effect that:

(A) As of the date thereof, no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, but for the giving of notice or passage of time or both, would be an Event of Default;

(B) No material adverse change has occurred in the financial condition, or results of operations of the Borrower or any Subsidiary since the date of the Financial Statements; and

(C) Each of the representations and warranties contained in Section 5.01 is true and correct in all material respects as if made on and as of the date of such disbursement (except for such representations and warranties made as of a particular date).

3.03 Certain Events.

At the time of, and as a condition to, the Closing and each disbursement of any part of the Loans or issuance of a Letter of Credit to be made by the Lender at or subsequent to the Closing:

(A) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

(B) No material adverse change shall have occurred in the financial condition, or results of operations of the Borrower or any Subsidiary since the dates of the Financial Statements; and

(C) All of the Loan Documents shall have remained in full force and effect.

3.04 Legal Matters.

At the time of the Closing and at the discretion of the Lender, at the time of each subsequent disbursement, all legal matters incidental thereto shall be satisfactory to Bowditch & Dewey, LLP, legal counsel to the Lender.

ARTICLE 4.0 COLLATERAL SECURITY

4.01 Composition of the Collateral.

The property in which a security interest is granted pursuant to the provisions of Sections 4.02 and 4.03 and pursuant to the Loan Documents is herein collectively called the “Collateral”. The Collateral, together with all other property of the Borrower of any kind held by the Lender, shall stand as one general, continuing collateral security for all Obligations and may be retained by the Lender until all Obligations have been satisfied in full.

4.02 Rights in Property Held by the Lender.

As security for the prompt satisfaction of all Obligations, the Borrower hereby assigns, transfers, and sets over to the Lender all of its right, title, and interest in and to, and grants the Lender a lien on and a security interest in, all amounts that may be owing, from time to time, by the Lender to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower, or any deposit or other account with the Lender, which lien and security interest shall be independent of, and in addition to, any right of set-off that the Lender has under Section 8.06 or otherwise.

4.03 Rights in Property Held Either by the Borrower or by the Lender.

As further security for the prompt satisfaction of all of the Obligations, the Borrower hereby assigns to the Lender all of its right, title and interest in and to, and grants the Lender a lien upon and a continuing security interest in all assets of every type and description, wherever located, whether now owned or hereafter acquired, together with all substitutions and replacements therefor, accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:

(A) All Inventory;

(B) All Accounts, Deposit Accounts, Contracts, accounts receivable, contract rights, and Chattel Paper, regardless whether they constitute proceeds of other Collateral;

(C) All Investment Property, securities entitlements and Financial Assets, and all General Intangibles (including Payment Intangibles), regardless whether they constitute proceeds of other Collateral, including, without limitation, all the Borrower’s rights (which the Lender may exercise or not as it in its reasonable discretion may determine) to acquire or obtain Goods and/or services with respect to the manufacture, processing, storage, sale, shipment, delivery or installation of any of the Borrower’s Inventory or other Collateral; all Payment Intangibles; and including any and all right, title and interest of the Borrower in, to or under any and all licenses, franchises, permits and approvals obtained or required in connection with Borrower’s business operations;

(D) All rights to payment of any insurance proceeds or awards for damages in connection with any condemnations or takings of any interest in and to any real or personal property, wherever located, or any conveyance in lieu thereof;

(E) All products of and accessions to any of the Collateral;

(F) All liens, guaranties, securities, rights, remedies and privileges pertaining to any of the Collateral, including the right of stoppage in transit;

(G) All obligations owing to the Borrower of every kind and nature, and all choses in action, all Commercial Tort Claims, all Letter-of-Credit Rights and all Supporting Obligations;

(H) All tax refunds of every kind and nature to which the Borrower is now or hereafter may become entitled no matter however arising, including, without limitation, loss carry back refunds;

(I) All Intellectual Property, goodwill, trade secrets, computer programs, source codes, licenses, customer lists, trade names, copyrights, trademarks and patents, all domain names, internet web sites and other rights;

(J) All Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper), Documents and Instruments, including Promissory Notes (whether negotiable or non-negotiable, and regardless of their being attached to Chattel Paper) and all money, cash and coins;

(K) All Equipment, including without limitation machinery, furniture, motor vehicles, Fixtures and all other goods used in the conduct of the business of the Borrower;

(L) All insurance policies and all proceeds of Collateral of every kind and nature and in whatever form, including without limitation both cash and non-cash proceeds resulting or arising from the rendering of services by the Borrower or the sale or other disposition by the Borrower of the Inventory or other Collateral and including all insurance proceeds;

(M) All books and records, magnetic tapes, electronic data, computer records and discs relating to the conduct of the Borrower’s business including, without in any way limiting the generality of the foregoing, those relating to its Accounts;

(N) All Deposit Accounts maintained by the Borrower with any bank, trust company, credit union, investment firm or fund, or any similar institution or organization; and

(O) All property of the Borrower in the possession of the Lender.

4.04 Priority of Liens.

The foregoing liens shall be first and prior liens except for Permitted Liens.

4.05 Financing Statements and Certificates of Title.

(A) The Borrower will:

(1) Execute or authenticate and deliver to the Lender any writings and do all things necessary, effectual or requested by the Lender to carry into effect the provisions and intent of this Agreement, or to vest more fully in or assure to the Lender (including without limitation, all steps to create and perfect) the security interest in the Collateral granted to the Lender by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral, including the furnishing at the Borrower’s cost and expense, at such intervals as the Lender may establish from time to time, of reports, financial data and analyses satisfactory to the Lender. A carbon, photographic or other reproduction of this Agreement or any financing statement prepared pursuant to the terms hereof shall be sufficient as a financing statement for the purpose of filing with the appropriate authorities, and the Borrower hereby appoints the Lender as its attorney-in-fact (without requiring the Lender to act as such) to perform all other acts that the Lender deems appropriate to protect and preserve, the Collateral;

(2) Pay, or reimburse the Lender for paying, all costs and taxes of filing or recording the same in all offices and registries in which it is necessary to file or record such financing statements so as to perfect the Lender’s security interest in and lien on all Collateral; and

(3) Take such other steps as the Lender, from time to time, may direct, including the noting of the Lender’s lien on the Collateral and on any Certificates of Title therefor, all too perfect to the satisfaction of the Lender the Lender’s interest in the Collateral.

(B) In addition to the foregoing, and not in limitation thereof, to the extent lawful, the Borrower hereby appoints the Lender as its attorney-in-fact (without requiring the Lender to act as such) (i) to execute, authenticate, amend, file, correct, record and/or register any financing statement in the name of the Borrower, and to perform all other acts that the Lender, in its reasonable discretion, deems appropriate to perfect and continue its security interest in and lien on, and to protect or preserve, the Collateral; (ii) to enter into a control agreement or other agreement for the purpose of perfecting or maintaining the perfection of the security interests in and liens upon the Collateral; and (iii) to take any other action deemed necessary or prudent by the Lender, in the reasonable exercise of its discretion, to effect, perfect, continue or maintain the security interests in and liens upon any Collateral as contemplated by this Agreement or the other Loan Documents.

4.06 Mortgagees’, Landlords’, and Warehousemen’s Waivers.

The Borrower will, within twenty (20) days after any request of the Lender, cause any mortgagee of real estate owned by the Borrower, any landlord of premises leased by the Borrower, and any warehouseman or other bailee on whose premises any of the Collateral may be located to execute and deliver to the Lender instruments, in form and substance satisfactory to the Lender, by which such mortgagee, landlord or warehouseman or other bailee waives its rights, if any, in and to all Goods composing a part of the Collateral.

ARTICLE 5.0 REPRESENTATIONS AND WARRANTIES

5.01 Original.

To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender as follows:

(A) The Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware; the Borrower has no Subsidiaries other than the Subsidiaries named in Exhibit 5.01(A); each Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of its state of incorporation, all as set forth in Exhibit 5.01(A); the Borrower and Subsidiaries have the lawful power to own their properties and to engage in the businesses they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary; the states in which the Borrower and each Subsidiary are qualified to do business are set forth in Exhibit 5.01(A) or otherwise disclosed to the Lender in writing; the percentage of the Borrower’s ownership of the outstanding stock of each Subsidiary is as listed in Exhibit 5.01(A); the addresses of all places of business of the Borrower and its Subsidiaries are as set forth in Exhibit 5.01(A) or otherwise disclosed to the Lender in writing; neither the Borrower nor any Subsidiary has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office within five (5) years and one (1) month prior to the date hereof except as set forth in Exhibit 5.01(A); and all of the authorized, issued, and outstanding shares of capital stock of each Subsidiary are owned by the Borrower;

(B) Neither the Borrower nor any Subsidiary is directly or indirectly controlled by, or acting on behalf of, any Person which is an “Investment Company”, within the meaning of the Investment Company Act of 1940, as amended;

(C) Neither the Borrower nor any Subsidiary is in default with respect to any of its existing Indebtedness, and the making and performance of this Agreement, the Notes, and the other Loan Documents will not (promptly or with the passage of time, the giving of notice, or both):

(1) Violate the Certificate of Incorporation or by-laws of the Borrower or any Subsidiary, or violate any Laws or result in a default under any contract, agreement, or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound; or

(2) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Subsidiary except in favor of the Lender;

(D) The Borrower and the Guarantor, to the extent applicable to it, has the power and authority to enter into and perform this Agreement, the Notes, and the other Loan Documents, and to incur the obligations herein and therein provided for, and has taken all actions necessary to authorize the execution, delivery, and performance of this Agreement, the Notes, and the other Loan Documents;

(E) This Agreement, the Notes, and the other Loan Documents are, or when delivered will be, valid, binding, and enforceable in accordance with their respective terms;

(F) Except as disclosed in Exhibit 5.01(F) hereto, there is no pending order, notice, claim, litigation, proceeding, or investigation against or affecting the Borrower or any Subsidiary, whether or not covered by insurance, that would in the aggregate involve the payment of $100,000.00 or more or would otherwise materially or adversely affect the financial condition or business prospects of the Borrower or any Subsidiary if adversely determined;

(G) The Borrower and its Subsidiaries have good and marketable title to all of their assets, none of which is subject to any security interest, encumbrance or lien, or claim of any third Person except for Permitted Liens;

(H) The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with GAAP, and fully and fairly present the financial condition of the Borrower and its Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the consolidated financial condition or business of the Borrower and its Subsidiaries from September 30, 2013, to the date hereof;

(I) As of the date hereof, the Borrower and its Subsidiaries have no material Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto except to the extent reflected (in a footnote or otherwise) and reserved against in the consolidated balance sheet dated December 31, 2012 included in the Financial Statements or as disclosed in, or permitted by, this Agreement; and the Borrower does not know or have reasonable ground to know of any basis for the assertion against it or any Subsidiary of any such claim or litigation based upon such Indebtedness as of the date of the Closing except as disclosed on Exhibit 5.01(F) or otherwise disclosed to the Lender in writing;

(J) Except as otherwise permitted herein, the Borrower has filed all federal, state, and local tax returns and other reports required by any applicable Laws to have been filed prior to the date hereof, has paid or caused to be paid all taxes, assessments, and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments, or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments, or charges not provided for on its books;

(K) Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Subsidiary, the Borrower and its Subsidiaries have each complied with all applicable Laws with respect to (1) any restrictions, specifications, or other requirements pertaining to products that it manufactures or sells or to the services it performs; (2) the conduct of its business; and (3) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business;

(L) No representation or warranty by or with respect to the Borrower or any Subsidiary contained herein or in any certificate or other document furnished by the Borrower or any Subsidiary pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

(M) Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower, any Subsidiary or the Guarantor in connection with the execution and delivery of this Agreement, the Notes, and the other Loan Documents or the undertaking or performance of any obligation hereunder or thereunder has been duly obtained or effected;

(N) All existing Indebtedness of the Borrower or any Subsidiary: (1) for money borrowed, or (2) under any security agreement, mortgage or agreement covering the lease by the Borrower or any Subsidiary as lessee of real or personal property is described in Exhibit 5.01(N);

(O) Except as entered into in the ordinary course of business, reflected in the Financial Statements or otherwise described in Exhibit 5.01(O), attached hereto, or otherwise disclosed to the Lender in writing, (a) neither the Borrower nor any Subsidiary has any material leases, contracts, or commitments of any kind (including, without limitation, potential “earn-out” payments; employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; licenses, patents or license agreements; contracts for future purchase or delivery of goods or rendering of services; bonuses, pension, and retirement plans; or accrued vacation pay, insurance, and welfare agreements); (b) to the best of Borrower’s knowledge, all parties to all such material leases, contracts, and other commitments to which the Borrower or any Subsidiary is a party have complied with the provisions of such leases, contracts, and other commitments; and (c) to the best of Borrower’s knowledge, no party is in default under any thereof and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default;

(P) All registered patents, trademarks and copyrights of the Borrower, the Guarantor or any other Subsidiary, all pending applications of the Borrower, the Guarantor or any other Subsidiary for registration of any patents, trademarks or copyrights, and all licenses or agreements in connection with any Intellectual Property of the Borrower, the Guarantor or any other Subsidiary are described in Exhibit 5.01(P) attached hereto;

(Q) The Borrower has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder’s fee as a result of or in connection with the making of the Loans;

(R) The Borrower’s consolidated federal tax returns for all years of operation, including the year ended December 31, 2012, have been filed with the Internal Revenue Service and have not been challenged;

(S) Any Employee Pension Benefit Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of the Borrower and each Subsidiary meet, as of the date hereof, the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA), and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any Employee Benefit Plans, as defined in ERISA, of the Borrower or any Subsidiary;

(T) The liens and security interests created pursuant to Sections 4.02 and 4.03 are in all cases first and prior liens except for Permitted Liens; and

(U) Neither the Borrower nor any Subsidiary, to the best knowledge of the Borrower, owns occupies or operates, or, to the best of their knowledge has ever owned, occupied or operated a site or vessel on which has been stored any hazardous material or oil, without compliance with all statues, regulations, ordinances, directives, and orders of every federal, state, municipal and other governmental authority which has or claims jurisdiction relative thereto (the terms “site,” “vessel” and “hazardous material,” respectively, as used herein include the definitions of those terms in Massachusetts General Laws, Ch. 21E); neither the Borrower nor any Subsidiary, to the best knowledge of the Borrower, has ever disposed of, transported or arranged for the transport of any hazardous material or oil without compliance with all such statutes, regulations, ordinances, directives and orders in all material respects.

5.02 Survival.

All of the representations and warranties set forth in Section 5.01 shall survive until all Obligations are satisfied in full and there remain no outstanding commitments hereunder.

ARTICLE 6.0 COVENANTS OF THE BORROWER

6.01 Affirmative Covenants.

The Borrower does hereby covenant and agree with the Lender that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply, or if appropriate cause its Subsidiaries to comply, at all times with the following affirmative covenants:

(A) The Borrower will use the proceeds of the Loans only for the purposes set forth in Exhibit 6.01(A), and will furnish the Lender such evidence as it may reasonably require with respect to such use;

(B) The Borrower will furnish the Lender:

(1) As soon as available, but in any event within one hundred five (105) days after the close of each fiscal year: (a) a consolidated statement of stockholders’ equity and a consolidated statement of operations of the Borrower and its Subsidiaries for such fiscal year; (b) consolidated cash flows of the Borrower and its Subsidiaries for such fiscal year; and (c) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year-all such statements to be in reasonable detail, including all supporting schedules, comments, footnotes and related management letters; the consolidated statements and balance sheets to be audited by an independent certified public accountant selected by Borrower and acceptable to the Lender, and certified by such accountants to have been prepared in accordance with GAAP and to present fairly the consolidated financial position and results of operations of the Borrower and its Subsidiaries and to contain such accountants’ unqualified opinion; the Lender shall have the right, from time to time to discuss the affairs of the Borrower directly with such independent certified public accountants and the Borrower shall have the opportunity, at its option, to be represented at any such discussions.

(2) Promptly after the sending or making available or filing of the same and in no event later than five (5) days after filing, copies of all reports, proxy statements, and financial statements, including without limitation Forms 10K, 10Q and 8K, that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower or the Guarantor files with the Securities and Exchange Commission or any successor Person;

(3) Contemporaneously with each year-end financial report or filing of financial statements with the Securities and Exchange Commission, required by the foregoing paragraphs (1) and (2), or at such other times as the Lender requests, a Compliance Certificate in the form attached hereto as Exhibit 6.01(B)(3), of the chief executive officer or chief financial officer of the Borrower stating that he has individually reviewed the provisions of this Agreement and that a review of the activities of the Borrower during the applicable period, has been made by him or under his supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement, and that, to the best of his knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which he may have knowledge;

(4) Whenever there are borrowings outstanding with respect to the Revolving Credit, within twenty (20) days after the end of each calendar month, in such form and detail as shall be satisfactory to the Lender, an aging, as of the end of such month, of (a) the then Eligible Accounts and Eligible Unbilled Accounts, (b) all other Accounts of the Borrower certified by the chief executive officer or chief financial officer of the Borrower to be complete and correct;

(5) Whenever there are borrowings outstanding with respect to the Revolving Credit, within twenty (20) days after the end of each calendar month (and at any additional time in the discretion of the Lender or if any material deterioration in the Borrowing Base would be disclosed thereby) a Borrowing Base Certificate as of the end of such month, and a certificate of the chief executive officer or chief financial officer of the Borrower stating that he has individually reviewed the provisions of this Agreement and that a review of the activities of the Borrower during such period, has been made by him or under his supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement, and that, to the best of his knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which he may have knowledge. Each Borrowing Base Certificate shall be effective only as accepted by the Lender (and with such revisions, if any, as the Lender may require as a condition to such acceptance), such acceptance to be presumed after receipt of such Borrowing Base Certificate unless the Lender otherwise notifies the Borrower, whether thereafter, theretofore, or contemporaneously therewith;

(6) Within twenty (20) days after the end of each fiscal quarter of the Borrower, a written retail backlog report;

(7) As soon as available, but in any event on or before March 15 of each year, Board-approved projections for the next fiscal year, prepared in reasonable detail and containing such revenue projections and pro forma financial information and in such form as is satisfactory to the Lender, together with, upon request by the Lender, internally generated updates to Board-approved projections if available and at reasonable intervals; and

(8) Upon the Lender’s request, from time to time, copies of any or all agreements, contracts, or commitments referred to in Section 5.01(O) hereof;

(C) The Borrower will maintain its Inventory, Equipment, real estate, and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged, when due, the cost of repairs to, or maintenance of, the same, and will pay or cause to be paid in a timely manner all rental or mortgage payments due on such real estate. The Borrower hereby agrees that, in the event it fails to pay or cause to be paid any such payment, it will promptly notify the Lender thereof, and the Lender may, in its discretion, do so and on demand be reimbursed therefor by the Borrower;

(D) The Borrower and its Subsidiaries will maintain, or cause to be maintained, public liability insurance (subject to such deductibles for each entity as are acceptable to the Lender in its discretion) and fire and extended coverage insurance on all assets that are of a character usually insured by businesses engaged in the same or similar operations, all in form and amount sufficient to indemnify the Borrower or Subsidiary for 100% of the appraised value of any such asset lost or damaged (subject to any deductible customary in the Borrower’s or Subsidiary’s industry) or in an amount consistent with the amount of insurance generally carried on comparable assets within the industry and with such insurers as may be satisfactory to the Lender. The Borrower and its Subsidiaries will cause all such insurance policies to contain a standard mortgage clause and to be payable to the Lender as its interest may appear, to cause the Lender to be named as an additional insured on all such liability policies, to deliver the policies of insurance to the Lender, and, in the case of all policies of insurance carried for the benefit of the Borrower or any Subsidiary by any lessee, sublessee, subtenant, or other party having rights to occupy or use the mortgaged property or any part thereof or interest therein under any lease, sublease, or other agreement (whether oral, written, or otherwise evidenced), to cause all such policies to be payable to the Lender as its interest may appear. Such policies shall contain a provision whereby they cannot be cancelled except after twenty (20) days’ written notice to the Lender. The Borrower will furnish to the Lender such evidence of insurance as the Lender may require. The Borrower hereby agrees that, in the event it or any Subsidiary fails to pay or cause to be paid the premium on any such insurance when due, the Lender, in its discretion, may do so and be reimbursed by the Borrower therefor. The Borrower and each Subsidiary hereby assign to the Lender any returned or unearned premiums that may be due the Borrower or any Subsidiary upon cancellation by the insurer of any such policy for any reason whatsoever and direct any such insurer to pay the Lender any amounts so due. provided, however, that the Lender will pay to the Borrower or the appropriate Subsidiary any such returned or unearned premiums within five (5) days after the receipt thereof if there has not occurred and be continuing an Event of Default hereunder. The Lender is hereby appointed the attorney-in-fact of the Borrower and each Subsidiary (without requiring the Lender to act as such) to endorse any check which may be payable to the Borrower or any Subsidiary to collect any premiums or the proceeds of such insurance (other than proceeds of public liability insurance), and any amount so collected may be applied by the Lender toward satisfaction of the Loans and any other Obligations. If the Lender receives any proceeds from insurance in the absence of an Event of Default, it shall remit such proceeds to the Borrower or such Subsidiary within three (3) Business Days after the Lender’s receipt of such proceeds, provided that immediately prior to any such remittance the Lender is provided with a Borrowing Base Certificate reflecting a current Borrowing Base not less than the amount of the Revolving Credit then outstanding;

(E) The Borrower and its Subsidiaries will each pay or cause to be paid when due, all taxes, assessments, and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books; provided, however, that the Borrower and each Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent;

(F) The Borrower will maintain:

(1) A Debt Service Coverage Ratio at all times equal to or greater than 1.20:1.0, tested as of the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2014, and

(2) A Borrowing Base such that the amount of the Borrower’s outstanding Revolving Credit will not, at any time, exceed its Borrowing Base;

(G) The Borrower and its Subsidiaries will each, when requested to do so, make available for inspection by duly authorized representatives of the Lender any of its books and records and will furnish the Lender any information regarding its business affairs and financial condition within a reasonable time after written request therefor;

(H) The Borrower and its Subsidiaries will each take all necessary steps to preserve its corporate existence and franchises and comply with all present and future Laws applicable to it in the operation of its business, and all material agreements to which it is subject;

(I) The Borrower and its Subsidiaries will each collect its Accounts and sell its Inventory only in the ordinary course of business;

(J) The Borrower and its Subsidiaries will each keep accurate and complete Records of its Accounts, Inventory, and Equipment consistent with sound business practices;

(K) The Borrower and its Subsidiaries will each give immediate notice to the Lender of (1) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $100,000.00 or deliver assets the value of which exceeds such sum (except where the claim is covered by insurance and the insurer has acknowledged coverage); and (2) the institution of any other suit or proceeding involving it that might materially and adversely affect its operations, financial condition, property, or business prospects;

(L) At the request of the Lender, the Borrower will furnish the Lender with true, correct and complete copies of federal income tax returns filed by the Borrower, together with all schedules thereto;

(M) The Borrower and its Subsidiaries will each (1) pay immediately from the proceeds of the initial disbursement of the Loans at the Closing, all of its outstanding Indebtedness (other than Subordinated Indebtedness and Indebtedness listed on Exhibit 5.01(N) to the extent shown on such Exhibit 5.01(N) to be permitted to exist after the Closing) and cause all security therefor or in respect thereof to be assigned to the Lender, and (2) pay when due (or within applicable grace periods) all of its other Indebtedness due third Persons except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on its books; provided, however, that no payment shall be made in respect to Subordinated Indebtedness except in strict compliance with all of the terms of subordination thereof theretofore approved in writing by the Lender. If default be made by the Borrower or any Subsidiary in the payment of any principal (or installment thereof) of, or interest on, any such Indebtedness, the Lender shall have the right, in its discretion, to pay such interest or principal for the account of the Borrower or such Subsidiary and be reimbursed by the Borrower or such Subsidiary therefor;

(N) The Borrower and its Subsidiaries will each notify the Lender promptly if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that only with the giving of notice or passage of time or both, could become an Event of Default or if it becomes aware of any material adverse change in the financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations of the Borrower, any Subsidiary, or the Guarantor or of the failure of the Borrower or any Subsidiary to observe any of their respective undertakings hereunder or under the Loan Documents;

(O) The Borrower and its Subsidiaries will each notify the Lender thirty (30) days in advance of any change in the location of any of its places of business or of the establishment of any new, or the discontinuance of any existing, place of business (it being agreed that a sales office is not a “place of business” for purposes of this Section 6.01(O));

(P) The Borrower and its Subsidiaries will each (1) fund any of its Employee Pension Benefit Plans in accordance with no less than the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA); (2) furnish the Lender, promptly after the filing of the same, with copies of any reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to any such Plan; and (3) promptly advise the Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan;

(Q) The Borrower shall provide written notice to the Lender promptly upon becoming aware of the existence of any Commercial Tort Claims to which the Borrower is a party;

(R) The Borrower will permit the Lender to conduct field audits periodically at reasonable times on any premises occupied by the Borrower or on which any Collateral is located and shall pay to the Lender the Lender’s reasonable costs and expenses related to each once per each twelve (12) month period, provided, however, that when an Event of Default has occurred and is continuing, the Borrower shall pay to the Lender the Lender’s reasonable costs and expenses related to a field examination conducted during such period;

(S) Within thirty (30) days of Closing, the Borrower will use its reasonable best efforts to transfer to the Lender all of its deposit accounts and cash management services and shall in any event complete such transfer within ninety (90) days after Closing, except, if necessary, the Borrower may maintain an account at its existing depository institution with instructions for such depository institution to sweep any amount in such account into the Borrower’s account maintained with the Lender; and

(T) The Borrower will maintain all of its deposit accounts and cash management services with the Lender while any Obligations to the Lender are outstanding.

6.02 Negative Covenants.

The Borrower does hereby covenant and agree with the Lender that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply, or if appropriate cause any Subsidiary to comply, at all times with the following negative covenants, unless the Lender shall otherwise have agreed in writing:

(A) Neither the Borrower nor any Subsidiary will enter into any merger, consolidation, reorganization or recapitalization, reclassify its capital stock, or allow any changes in its key management personnel, nor change its name without first providing the Lender with ninety (90) days advance written notice of the name change (for purposes of this Section 6.02(A), “key management” shall mean the President, Chief Executive Officer and Chief Financial Officer of the Borrower);

(B) Neither the Borrower nor any Subsidiary will allow any Change of Control;

(C) Neither the Borrower nor any Subsidiary sell, transfer, lease, or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets;

(D) Neither the Borrower nor any Subsidiary will sell, lease, transfer, assign, or otherwise dispose of any of the Collateral except in the ordinary course of business, or disposition of obsolete or worn out Equipment;

(E) Neither the Borrower nor any Subsidiary will sell or otherwise dispose of, or for any reason cease operating, any of its divisions, franchises, or lines of business, except for disposition of divisions, franchises and lines of business generating less than $250,000.00 of revenue in the aggregate, upon advance written notice to the Lender;

(F) Neither the Borrower nor any Subsidiary will mortgage, pledge, grant, or permit to exist a security interest in, or a lien upon, any of its assets of any kind, now owned or hereafter acquired, except for Permitted Liens, liens of the Loan Documents, and existing liens listed on Exhibit 1.01(I) to the extent shown on such Exhibit 1.01(I) to be permitted to exist after the Closing;

(G) Neither the Borrower nor any Subsidiary will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business;

(H) Neither the Borrower nor any Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (1) the Loans; (2) existing Indebtedness listed on Exhibit 5.01(N) to the extent shown on such Exhibit 5.01(N) to be permitted to exist after the Closing; (3) trade indebtedness incurred in the ordinary course of business (provided, however, that neither the Borrower nor any Subsidiary may acquire inventory other than for cash or on open account except as expressly approved in writing and in advance by the Lender); (4) contingent Indebtedness permitted by Section 6.02(F); (5) lease obligations permitted by Section 6.02(L); (6) Indebtedness secured by Permitted Liens; (7) Subordinated Indebtedness; and (8) up to an aggregate maximum of $250,000.00 for loans to purchase equipment, relocate an office or other similar expenses incurred in the ordinary course of business;

(I) Neither the Borrower nor any Subsidiary (other than a wholly owned Subsidiary of the Borrower) (1) directly or indirectly make any investment other than Permitted Investments; (2) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (a) the Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (b) the Borrower may pay dividends solely in common stock, and (c) the Borrower may repurchase the stock of existing and former employees or consultants pursuant to Board-approved stock repurchase agreements, so long as (X) an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and (Y) such repurchase does not exceed $250,000.00 in the aggregate in any fiscal year;

(J) Neither the Borrower nor any Subsidiary will form any subsidiary, make any investment in (including any assignment of Inventory or other property), or make any loan in the nature of an investment to, any Person, other than investments of the Borrower in the Subsidiaries listed on Exhibit 5.01(A);

(K) Neither the Borrower nor any Subsidiary will make any loan or advance to any officer, shareholder, director, or employee of the Borrower or any Subsidiary except for advances to employees for sales commissions, travel expenses and the like incurred in the ordinary course of business aggregating no more than $600,000.00 outstanding at any time;

(L) Neither the Borrower nor any Subsidiary will make payments on account of the purchase or lease of Fixed Assets that, in the aggregate, in any fiscal year (commencing with the current fiscal year) will exceed the greater of (i) $250,000.00 or (ii) depreciation taken or to be taken with respect to Fixed Assets during such year; as used in this paragraph, the term “lease” means a lease reflected on a consolidated balance sheet of the Borrower and its Subsidiaries or a lease that should be so reflected under GAAP;

(M) Neither the Borrower nor any Subsidiary will pay or commit to pay, in an aggregate amount for any fiscal quarter (commencing with the current fiscal quarter), in excess of $75,000.00 with respect to lease obligations not existing as of the date of this Agreement, as used in this paragraph, the term “lease” means a lease that is not capitalized in a consolidated balance sheet of the Borrower and should not be so capitalized under GAAP;

(N) Neither the Borrower nor any Subsidiary will purchase or otherwise invest in or hold securities, nonoperating real estate, or other nonoperating assets except: (1) Permitted Investments; (2) the present investment in any such assets held as of September 30, 2013 and reflected in the Financial Statements; and (3) operating assets that hereafter become nonoperating assets;

(O) Neither the Borrower nor any Subsidiary will, except as permitted in accordance with Section 6.02(I) hereof, redeem, purchase, or retire any of its voting interest or purchase or retire for any consideration, any warrant, right, or option pertaining thereto or other security convertible into any of the foregoing, or permit any redemption or retirement of the outstanding voting interest of the Borrower or of any Subsidiary;

(P) Neither the Borrower nor any Subsidiary will prepay any Subordinated Indebtedness, Indebtedness for borrowed money except the Obligations, or Indebtedness secured by any of its assets (except the Obligations), or enter into or modify any agreement as a result of which the terms of payment of any of the foregoing Indebtedness are waived or modified;

(Q) Neither the Borrower nor any Subsidiary will enter into any sale-leaseback transaction;

(R) Neither the Borrower nor any Subsidiary will acquire or agree to acquire any stock in, or all or substantially all of the assets of, any Person;

(S) Neither the Borrower nor any Subsidiary will furnish the Lender any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished; and

(T) Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

ARTICLE 7.0 DEFAULT

7.01 Events of Default.

The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A) The Borrower or the Guarantor shall fail to pay when due any Obligations to the Lender;

(B) The Borrower or the Guarantor or any other Subsidiary shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the Loan Documents, and such failure shall continue for thirty (30) days after (1) notice of such failure from the Lender; or (2) the Lender is notified of such failure or should have been so notified pursuant to the provisions of Section 6.01(N), whichever is earlier;

(C) The Borrower or any Subsidiary shall fail to pay any Indebtedness due any third Persons in excess of $10,000.00 in the aggregate, and such failure shall continue beyond any applicable grace period, or the Borrower or any Subsidiary shall suffer to exist any other event of default under any agreement binding the Borrower or any Subsidiary with the exception of failures to pay or defaults being contested in good faith in appropriate proceedings diligently conducted and for which adequate reserves have been set aside in accordance with GAAP;

(D) Any financial statement, representation, warranty, or certificate made or furnished by or with respect to the Borrower or the Guarantor or any other Subsidiary to the Lender in connection with this Agreement, or as inducement to the Lender to enter into this Agreement, or in any separate statement or document to be delivered to the Lender hereunder, shall be materially false, incorrect, or incomplete when made;

(E) The Borrower or the Guarantor or any other Subsidiary shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors;

(F) Proceedings in bankruptcy, or for reorganization of the Borrower, the Guarantor or any other Subsidiary, or for the readjustment of any of their respective debts under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or the Guarantor or any other Subsidiary and, except with respect to any such proceedings instituted by the Borrower, the Guarantor or any other Subsidiary, shall not be discharged within ninety (90) days of their commencement;

(G) A receiver or trustee shall be appointed for the Borrower or the Guarantor or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or the Guarantor, and except with respect to any such appointments requested or instituted by the Borrower or the Guarantor, such receiver or trustee shall not be discharged within ninety (90) days of his appointment, and except with respect to any such proceedings instituted by the Borrower or the Guarantor, such proceedings shall not be discharged within ninety (90) days of their commencement, or the Borrower or the Guarantor shall discontinue business or materially change the nature of its business, or the Collateral becomes, in the reasonable judgment of the Lender, insufficient in value to satisfy the Obligations, or the Lender otherwise reasonably finds itself insecure as to the prompt and punctual payment and discharge of the Obligations;

(H) The Borrower or the Guarantor shall suffer final judgments (which are not covered by insurance where the insurer has acknowledged coverage) for payment of money aggregating in excess of $100,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

(I) A judgment creditor of the Borrower or the Guarantor shall obtain possession of any of the Collateral by any means, including (without implied limitation) levy, distraint, replevin, or self-help;

(J) Loss by fire or other casualty to any security for the Loans which is not insured exceeding $250,000.00 as determined by a public adjuster acceptable to the Lender;

(K) Any obligee of Subordinated Indebtedness shall fail to comply with the subordination provisions of the instruments evidencing such Subordinated Indebtedness; or

(L) The Guarantor shall fail to comply fully with the requirements of the Guaranty, or give notice of or assert the termination, discontinuance, invalidity or unenforceability of any Guaranty;

(M) There occurs a Change of Control of the Borrower; or

(N) The Borrower shall fail to transfer to the Lender and maintain with the Lender its deposit accounts and cash management services in accordance with Section 6.01(S) of this Agreement.

7.02 Acceleration.

At its option, and at any time, whether immediately or otherwise, the Lender may, upon the occurrence and during the continuance of any Event of Default, declare all Obligations immediately due and payable without further action of any kind including without limitation, notice, demand or presentment.

ARTICLE 8.0 THE LENDER’S RIGHTS AND REMEDIES

8.01 Account Debtors

Upon the occurrence and during the continuance of an Event of Default and at any time thereafter, the Lender, without presentment, demand, notice, protest or advertisement of any kind, may notify account debtors, at the Borrower’s expense, that the Collateral has been assigned to the Lender and that payments shall be made directly to the Lender. Upon request of the Lender, the Borrower will notify such account debtors that their accounts must be paid to the Lender. Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, the Borrower will hold all checks, drafts, cash and other remittances in trust for the Lender and deliver them in kind to the Lender. The Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of the Borrower.

8.02 Possession and Foreclosure of Collateral

Upon the occurrence and during the continuance of an Event of Default and at any time thereafter, to the extent that the Borrower could legally do so, the Lender, without presentment, demand, notice, protest or advertisement of any kind, may enter onto, occupy and use any premises owned by the Borrower or in which the Borrower has any interest. The Lender may take possession of all Collateral. In the Lender’s reasonable discretion, the Lender may operate and use the Borrower’s equipment, complete work in process and sell inventory without being liable to the Borrower on account of any losses, damage or depreciation that may occur as a result thereof (so long as the Lender acts in good faith). The Lender may lease or license the Collateral to any Person for such purposes. In any event, the Lender may sell, lease, assign and deliver the whole or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery, at such prices and upon such terms as the Lender deems advisable. The Lender may sell or lease Collateral alone or in conjunction with other property, real or personal, and allocate the sale proceeds or leases among the items of Collateral sold without the necessity of the Collateral being present at any such sale, or in view of prospective purchasers thereof. If notice of sale is legally required, the Borrower agrees that five (5) days written notice shall be deemed reasonable. Upon such sale, the Lender may become the purchaser of the whole or any part of the Collateral sold, discharged from all claims and free from any right of redemption. In case of any such sale by the Lender of all or any of the Collateral on credit, or for future delivery, such Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser. The Lender shall incur no liability in case of the failure of the purchaser to take possession and pay for the Collateral so sold. In case of any such failure, the said Collateral may be resold. Any Collateral remaining unsold after being offered at public auction may be abandoned or disposed of for no consideration in such manner as the Lender deems appropriate.

In any event, at any time and from time to time the Lender may abandon the Collateral or any part thereof. The Borrower agrees promptly upon demand to take possession of any and all abandoned Collateral and to remove it from any location in the possession of or under the control of the Lender.

8.03 Use of Intellectual Property

Upon the occurrence and during the continuance of an Event of Default and at any time thereafter, the Lender, without presentment, demand, notice, protest or advertisement of any kind, may use all or any part of the Borrower’s Intellectual Property which the Borrower now has or may hereafter acquire. The Lender may license such Intellectual Property to third parties, seek registration of such Intellectual Property in any state or nation or prosecute pending applications for patent, trademark, or service marks in the Borrower’s name in any state or nation.

8.04 Notification of Default to Third Parties

The Lender may notify account debtors of the Borrower to pay over to the Lender for application against the Obligations any sums due from such account debtors to the Borrower. In addition, upon the occurrence and during the continuance of an Event of Default and at any time thereafter, the Lender, without presentment, demand, notice, protest or advertisement of any kind, may notify the Borrower’s suppliers and other third parties of the default and of any and all decisions made and actions taken by the Lender with respect to this Agreement, the Obligations or the Collateral, without liability of any kind.

8.05 Assembly of Collateral

Upon the occurrence and during the continuance of an Event of Default and at any time thereafter, the Lender, without presentment, demand, notice, protest or advertisement of any kind, may require the Borrower to assemble the Collateral in a single location at a place to be designated by the Lender and make the Collateral at all times secure and available to the Lender.

8.06 Right of Set-Off.

The Lender may, and is hereby authorized by the Borrower, at any time and from time to time, upon the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by applicable Laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by the Lender to, or for the credit or the account of, the Borrower against any or all of the Obligations of the Borrower or the Guarantor, now or hereafter existing, whether or not such Obligations have matured and irrespective of whether the Lender has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 8.06 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

8.07 Exercise of Other Remedies

Upon the occurrence and during the continuance of any Event of Default and at any time thereafter, the Lender, without presentment, demand, notice, protest or advertisement of any kind, may exercise the remedies of a secured party afforded by the Uniform Commercial Code and other applicable law or by the terms of any agreement between the Borrower and the Lender.

8.08 Cumulative Rights and Remedies

All rights and remedies of the Lender, whether provided for herein or in other agreements, instruments or documents or conferred by law, are cumulative and may be exercised alone or simultaneously.

8.09 Additional Rights and Remedies

(A) Upon the occurrence and during the continuance of an Event of Default, all obligations on the part of the Lender to make advances on the Revolving Credit Note, if the Lender so elects, shall cease and terminate, and, at the option of the Lender, each of the Notes shall become immediately due and payable, and the Lender shall thereupon be authorized and empowered to exercise any rights of foreclosure or as otherwise provided for the realization of any security for the Notes covered by any of the Loan Documents; but the Lender may, at its reasonable discretion, make any advances or portions of advances, after demand or the occurrence of any such Event of Default, without thereby waiving its right to demand payment of the Borrower’s indebtedness evidenced by the Notes and secured by the Loan Documents, and without becoming liable to make any other or further advances as hereinabove contemplated by this Agreement.

(B) Upon the occurrence and during the continuance of any Event of Default, the rights, powers, and privileges provided in this Section 8.09 and all other remedies available to the Lender under this Agreement or at law or in equity may be exercised by the Lender at any time and from time to time, whether or not the indebtedness evidenced and secured by the Notes and the other Loan Documents shall be due and payable, and whether or not the Lender shall have instituted any foreclosure proceedings or other action for the enforcement of its rights under the Notes or any of the other Loan Documents.

ARTICLE 9.0 ATTORNEY-IN-FACT

9.01 Attorney-In-Fact

Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, the Borrower hereby irrevocably appoints the Lender, or its designee, as the Borrower’s true and lawful attorney-in-fact, with full power as follows: (A) to endorse the name of the Borrower on any assignments, notes, checks, drafts, money orders, or other instruments of payment for Collateral; (B) to sign or endorse the name of the Borrower on any negotiable instrument, invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts, assignments, verifications and notices in connection with accounts; (C) to obtain, adjust, settle and cancel, in the Borrower’s name, insurance policies as required by Section 6.01(D) and to sign the Borrower’s name on settlement checks or drafts; (D) in the Borrower’s name, to do any act which this Agreement requires Borrower to do, and, (E) to give notice to the United States Post Office to effect changes of address so that mail addressed to the Borrower may be delivered directly to the Lender. In exercising this power-of-attorney, the Lender shall not be liable to the extent that it acts in good faith.

ARTICLE 10.0 MISCELLANEOUS

10.01 Construction.

The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note, or other evidence of liability now or hereafter held by the Lender, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Lender from enforcing any or all other guaranty, pledge or security agreements, notes, or other evidences of liability in accordance with their respective terms.

10.02 Further Assurance.

From time to time, the Borrower will execute and deliver to the Lender such additional documents and will provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Borrower.

10.03 Enforcement and Waiver by the Lender.

The Lender shall have the right at all times to enforce the provisions of this Agreement and the other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.04 Expenses of the Lender.

The Borrower will, on demand, reimburse the Lender for all expenses, including the reasonable fees and expenses of legal counsel for the Lender, incurred by the Lender in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other Loan Documents and the collection or attempted collection of any of the Obligations including without limitation by reason of enumeration, all reasonable expenses and fees of legal counsel for the Lender incurred in connection with any bankruptcy or insolvency action of the Borrower, the Guarantor or any other Subsidiary.

10.05 Notices.

Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or by a nationally recognized overnight courier, or if sent by certified mail, postage prepaid, return receipt requested, facsimile transmission, as follows, unless such address is changed by written notice hereunder:

(A)	If to the Borrower:	WORLD ENERGY SOLUTIONS, INC. 100 Front Street, 20th Floor Worcester, MA 01608 Attention: James F. Parslow, Chief Financial Officer Facsimile: 508-459-8101

	With a copy to:	Paul J. D’Onfro, Esquire Michael A. Refolo, Esquire Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street Worcester, MA 01608 Facsimile: 508-983-6249

(B)	If to the Lender	COMMERCE BANK & TRUST COMPANY 386 Main Street Worcester, MA 01608 Attention: Senior Commercial Loan Officer Facsimile: 508-797-6933

	With a copy to:	George W. Tetler III, Esquire Bowditch & Dewey, LLP 311 Main Street P.O. Box 15156 Worcester, MA 01615-0156 Facsimile: 508-929-3052

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other party in the manner herein provided for giving notice. Any such notice, demand, request, or other communication shall be deemed given when mailed as aforesaid.

10.06 Waiver and Indemnification by the Borrower.

To the maximum extent permitted by applicable Laws, the Borrower:

(A) Waives (1) protest of all commercial paper at any time held by the Lender on which the Borrower is in any way liable; (2) except as the same may herein be specifically granted, notice of acceleration and of intention to accelerate; and (3) notice and opportunity to be heard, after acceleration in the manner provided in Section 7.02, before exercise by the Lender of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Lender; and

(B) Defends, indemnifies and holds harmless the Lender and its officers, attorneys, agents, and employees from all claims for loss or damage caused by any act or omission on the part of any of them in connection with the transactions contemplated by this Agreement or related to the banking relationship between or among the Borrower, the Guarantor and the Lender, excepting only the Lender’s willful misconduct or gross negligence.

10.07 Participation/Pledge.

Notwithstanding any other provision of this Agreement, the Borrower understands that the Lender may at any time enter into participation agreements with one or more participating banks whereby the Lender will allocate certain percentages of its commitment to them. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, any such participating bank as well as the Lender, and the Borrower hereby grants to each such participating bank, to the extent of its participation in the Loans, the right to set off deposit accounts maintained by the Borrower with such bank. Notwithstanding the foregoing provisions of this Section, any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement, the Notes, and the other Loan Documents to a Federal Reserve bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender’s obligations hereunder or under the Notes or any of the other Loan Documents.

10.08 WAIVER OF JURY TRIAL.

EACH OF THE LENDER AND THE BORROWER WAIVES ITS RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY TO THIS AGREEMENT OR ANY OF THEIR SUCCESSORS AND ASSIGNS, WHICH RELATES DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE OTHER LOAN DOCUMENTS OR THE RELATIONSHIP BETWEEN THE LENDER AND THE BORROWER.

10.09 Applicable Law.

This Agreement is entered into and performable in The Commonwealth of Massachusetts and shall be subject to and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

10.10 Binding Effect, Assignment, and Entire Agreement.

This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Lender. This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties and may be amended only by a writing signed on behalf of each party.

10.11 Severability.

If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

10.12 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

10.13 Integration Clause

This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by written instrument describing such amendment or modification executed by the Borrower and the Lender.

10.14 Governing Law; Consent to Jurisdiction.

THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. The Borrower agrees that any suit for the enforcement of this Agreement may be brought in the courts of The Commonwealth of Massachusetts or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Borrower by mail at the address identified with its signature below (unless the Borrower has by five (5) days written notice specified another address). The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

THIS SPACE INTENTIONALLY LEFT BLANK;

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

WORLD ENERGY SOLUTIONS, INC.

/s/	By:	/s/ James Parslow
Witness	Name:	James Parslow
	Title:	Chief Financial Officer and Treasurer

COMMERCE BANK & TRUST COMPANY

/s/	By:	/s/ Thomas Moschos
Witness	Name:	Thomas Moschos
	Title:	Commercial Loan Officer

EXHIBIT 6.01(A)

USE OF LOAN PROCEEDS

The proceeds of the Term Loan shall be used to refinance all of the Borrower’s outstanding indebtedness to Silicon Valley Bank and for working capital purposes.

The proceeds of the Revolving Credit shall be used for working capital of the Borrower.